Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Old National Bancorp of our reports dated March 19, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Anchor BanCorp Wisconsin Inc. for the year ended December 31, 2014. On October 26, 2015 we changed the name of our firm from McGladrey LLP to RSM US LLP.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ RSM US LLP

Madison, Wisconsin
February 17, 2016